Exhibit E

STOCK REPURCHASE AGREEMENT

AMONG

TABOOLA.COM LTD.

AND

COLLEGE TOP HOLDINGS, INC.

THIS STOCK REPURCHASE AGREEMENT (this “Agreement”), dated as of February 24, 2025, is made by and between Taboola.com Ltd., a company organized under the laws of the State of Israel (“Taboola” or “Buyer”) and College Top Holdings, Inc. (“Selling Stockholder”).

WHEREAS, the Selling Stockholder and Buyer propose to enter a transaction whereby the Selling Stockholder shall sell to Buyer, and Buyer shall purchase from the Selling Stockholder, certain outstanding Taboola Non-Voting Ordinary Shares, no par value (the “Shares”), as set forth in the Appendix to this Agreement (each a “Repurchase Transaction” and collectively, the “Repurchase Transactions”);

NOW, THEREFORE, in consideration of the foregoing, the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE I

REPURCHASE

Section 1.1 Repurchase of Shares.

(a) Under the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements contained herein, at each Closing (as defined below), Selling Stockholder will sell to Buyer Shares (the “Purchased Shares”) determined as set forth in the Appendix attached hereto. The Buyer covenants that, during the term of this Agreement, the Selling Stockholder's total equity ownership in the Buyer shall not exceed 25%, provided that the Selling Stockholder will not acquire additional Taboola Ordinary Shares during the term of this Agreement.

Section 1.2 Closing. Each Repurchase Transaction shall close (each, a “Closing”) on the Monday immediately following a Repurchase Date (as defined in the Appendix), or if the Nasdaq Global Select Market (“Nasdaq”) is closed on such Monday, then the Closing shall be the next trading day upon the satisfaction or waiver of the conditions set forth in Articles V and VI herein (the “Closing Date”), or at such other time and date as Buyer and the Selling Stockholder may agree in writing.

Section 1.3 Deliveries.

(a) At each Closing, Selling Stockholder shall deliver or cause to be delivered to Buyer (collectively, the “Selling Stockholder’s Closing Deliveries”):

(i) the aggregate number of Purchased Shares free and clear of any Lien (as defined below) via electronic transfer to the Buyer; and

(ii) at the first Closing one duly completed and executed original of Internal Revenue Service (the “IRS”) Form W-9 or IRS Form W-8BEN, as applicable, for the Selling Stockholder.

(b) At each Closing, Taboola shall deliver to the Selling Stockholder the aggregate purchase price as defined in the Appendix (“Purchase Price”), payable by wire transfer of immediately available funds to the designated Selling Stockholder account or accounts.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLING STOCKHOLDER

The Selling Stockholder represents and warrants to Buyer as follows:

Section 2.1 Title to Shares. As of each Closing, the Selling Stockholder shall own and shall deliver the Shares, free and clear of any and all option, call, contract, commitment, mortgage, pledge, security interest, encumbrance, lien, tax, claim or charge of any kind or right of others of whatever nature, other than any arising out of, resulting from or in connection with this Agreement (collectively, a “Lien”).

Section 2.2 Authority Relative to this Agreement. The Selling Stockholder has the requisite corporate, limited liability company, partnership or other organizational power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Selling Stockholder and the consummation by the Selling Stockholder of the transactions contemplated hereby, has been duly authorized by the Selling Stockholder’s board of director(s), managing member(s), general partner(s), or similar group or person, as applicable and no other corporate, stockholder, member or partner or similar proceedings or approval, as applicable, on the part the Selling Stockholder or any other entity are necessary to authorize this Agreement or for any of them to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Selling Stockholder and constitutes the valid and binding obligations of the Selling Stockholder, enforceable against the Selling Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency or other equitable remedies.

Section 2.3 Approvals. No consent, approval, authorization or order of, or registration, qualification or filing with, any court, regulatory authority, governmental body or any other third party is required to be obtained or made by the Selling Stockholder for the execution, delivery or performance of this Agreement or the consummation by the Selling Stockholder of the transactions contemplated hereby.

Section 2.4 Receipt of Adequate Information. The Selling Stockholder has received all the information it considers necessary or appropriate for deciding whether to sell the Shares hereunder, and further represents, acknowledges and agrees as follows:

(a) the Selling Stockholder has reviewed, or had the opportunity to review, Taboola’s filings with the Securities and Exchange Commission, other publicly available information regarding Taboola, and such other information that it and its advisers deem necessary to make its decision to enter into each Repurchase Transaction;

(b) the Selling Stockholder has evaluated the merits and risks of each Repurchase Transaction based exclusively on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as they deemed necessary; the Selling Stockholder has made their own decision concerning each Repurchase Transaction without reliance on any representation or warranty of, or advice from, Taboola except as set forth in this Agreement;

(c) neither Taboola nor any of its officers, affiliates, stockholders, employees or agents (i) has been requested to provide or has provided the Selling Stockholder with any information or advice with respect to the Shares nor is such information or advice necessary or desired, or (ii) has made or makes any representation or warranty as to Taboola or the Shares except as set forth in this agreement; and

(d) the Selling Stockholder acknowledges that (i) Taboola is relying on the Selling Stockholder’s representations, warranties, acknowledgments and agreements in this Agreement as a condition to proceeding with each Repurchase Transaction; and (ii) without such representations, warranties and agreements, Taboola would not enter into this Agreement or engage in the Repurchase Transaction.

Section 2.5 Israel Tax.

(a)            Selling Stockholder is the beneficial owner of the Shares and is not subject to taxation in Israel due to Israeli tax residence, the existence of a "permanent establishment" or any substantial business presence in Israel.

(b)            Israeli residents do not have a controlling interest of more than 25% in Selling Stockholder and are not the beneficiaries of, or are entitled to, 25% or more of the revenues or profits thereof (whether directly or indirectly).

(c)            The Selling Stockholder shall use commercially reasonable efforts to provide, upon the Buyer’s written request, any necessary and non-confidential information or documents concerning its tax residency, provided that: (i) the Selling Stockholder is legally permitted to comply with such a request; (ii) such a request is required pursuant to applicable statute, treaty, regulation, specific tax ruling, or administrative practice in order to reduce or eliminate any withholding or deduction; and (iii) compliance with such a request does not result in any damage, liability, or expense to the Selling Stockholder.

(d)            Without derogating from the provisions of Section (c) above, and in addition thereto, the Selling Stockholder shall not bear any damage, liability, or expense resulting from its ineligibility for an exemption from Israeli Capital Gains Tax. For the avoidance of doubt, the payment and delivery of the Purchase Price shall be made without any withholding or deduction, irrespective of the Selling Stockholder’s eligibility for such an exemption.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Selling Stockholder as follows:

Section 3.1 Authority Relative to this Agreement. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereby, have been duly authorized by Buyer’s board of directors and audit committee, and no other company or stockholder proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency or other equitable remedies.

Section 3.2 Approvals. No material consent, approval, authorization or order of, or registration, qualification or filing with, any court, regulatory authority, governmental body or any other third party is required to be obtained or made by Buyer for the execution, delivery or performance by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

Section 3.3 Funds. Buyer has and will have as of each Closing sufficient cash available to pay the Purchase Price to the Selling Stockholder on the terms and conditions contained herein.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1 Further Assurances. The Buyer and the Selling Stockholder (each a “Party” and collectively the “Parties”) shall take such actions and execute, acknowledge and deliver such agreements, instruments and other documents as another Party may reasonably require from time to time to carry out the purposes of this Agreement.

Section 4.2 Public Announcements. Except as may be required by applicable law, rule or regulation of any governmental authority or self-regulatory organization or any judicial, administrative or legal order, no Party hereto shall make any public announcements or otherwise communicate with any media or other third party with respect to this Agreement or any of the transactions contemplated hereby (a “Public Announcement”), without (a) in the case of any such announcements or communications by the Selling Stockholder, reasonably prior consultation with the Buyer and (b) in the case of any such announcements or communications by the Buyer, reasonably prior consultation with the Selling Stockholder, in each case as to the timing and contents of any such announcement or communications. Notwithstanding the foregoing, nothing contained herein shall prevent any Party from timely making any required filings with any governmental entity or, in the case of Taboola, disclosures with NASDAQ or, in the case of either Party, for the avoidance of doubt, the Securities and Exchange Commission, if any, as may, in its judgment, be required in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, nor shall anything contained herein prevent either Party or its affiliates from making any Public Announcement that it believes, after consultation with counsel, is reasonably necessary for disclosure purposes.

Section 4.3 Withholding. Buyer shall pay the Purchase Price to the Selling Stockholder, as directed by the Selling Stockholder, free and clear of, and without reduction or withholding for, any taxes.

ARTICLE V

CONDITIONS TO CLOSING OF BUYER

The obligation of Buyer to purchase the Purchased Shares at each Closing is subject to the fulfillment on or prior to such Closing of each of the following conditions:

Section 5.1 Representations and Warranties. Each representation and warranty made by the Selling Stockholder in Article II above shall be true and correct on and as of each Closing Date as though made as of such Closing Date.

Section 5.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Selling Stockholder on or prior to each Closing Date shall have been performed or complied with by the Selling Stockholder in all respects.

Section 5.3 Closing Certificate. The Selling Stockholder shall have delivered to the Buyer a certificate, dated as of such Closing Date and signed by authorized signatories of the Selling Stockholder, certifying that the conditions set forth in Sections 5.1 and 5.2 have been satisfied.

Section 5.4 Certificates and Documents. The Selling Stockholder shall have delivered at or prior to each Closing to Buyer or its designee the Selling Stockholders’ Closing Deliveries.

ARTICLE VI

CONDITIONS TO CLOSING OF THE SELLING STOCKHOLDER

The obligation of the Selling Stockholder to sell the Purchased Shares to Buyer at each Closing is subject to the fulfillment on or prior to such Closing of each of the following conditions:

Section 6.1 Representations and Warranties. Each representation and warranty made by Buyer in Article III above shall be true and correct on and as of each Closing Date as though made as of such Closing Date.

Section 6.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by Buyer on or prior to each Closing Date shall have been performed or complied with by Buyer in all respects.

Section 6.3 Closing Certificate. Buyer shall have delivered to the Selling Stockholder a certificate, dated as of such Closing Date and signed by an executive officer of Buyer, certifying that the conditions set forth in Sections 6.1 and 6.2 have been satisfied.

Section 6.4 Purchase Price. Buyer shall have delivered to the Selling Stockholder or their designee the Purchase Price, payable by wire transfer of immediately available funds to the account or accounts that the Selling Stockholder shall designate at least three business days prior to the date of the first Closing.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Termination. This Agreement shall terminate upon the earlier of (i) Taboola notifying the Selling Stockholder that it has (a) obtained the requisite approval from the Israeli Competition Authority (“ICA”) or (b) determined after consultation with Israeli counsel that no ICA approval is required or (ii) December 31, 2025; provided that if a Closing does not occur by such dates as specified in the Appendix due to a Party failing to perform or observe any of its obligations or closing conditions hereunder (any such Party being a “Breaching Party”), then the Breaching Party shall be liable to any non-Breaching Party to the fullest extent permitted by law.

Section 7.2 Savings Clause. No provision of this Agreement shall be construed to require any Party or its affiliates to take any action that would violate any applicable law (whether statutory or common), rule or regulation.

Section 7.3 Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 7.4 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction and a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

Section 7.5 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement other documents and instruments referred to herein or annexed hereto and executed contemporaneously herewith, embody the complete agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related to the subject matter hereof in any way.

Section 7.6 Successors and Assigns. Neither this Agreement nor any of the rights or obligations of any Party under this Agreement shall be assigned, in whole or in part by any Party without the prior written consent of the other Parties.

Section 7.7 Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

Section 7.8 Remedies.

(a) Each Party hereto acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-Breaching Party shall have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof. Each Party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

Section 7.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by electronic mail, telecopied (upon telephonic confirmation of receipt), on the first business day following the date of dispatch if delivered by a recognized next day courier service, or on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice.

If to Taboola:

Taboola.com Ltd.

c/o Taboola, Inc.

2120 Colorado Avenue

Suite 400

Santa Monica, CA 90404

Email: [Redacted]

Attn: General Counsel

If to Selling Stockholder:

c/o Yahoo Inc.

770 Broadway 4th Floor

New York, New York 10003

Attention: Deputy General Counsel, Transactions

Email: legalnotices@yahoooinc.com

Section 7.10 Governing Law; Consent to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its principles of conflicts of law. Each of the Parties hereto hereby irrevocably and unconditionally consents exclusively to personal jurisdiction and venue, and agrees that any legal action, investigation, proceeding or other governmental action (collectively, “Litigation”) arising out of or relating to this Agreement will be brought exclusively, in the U.S. federal or New York state courts located in the County of New York, New York. Each of the Parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 7.10, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the Parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(b) Each of the Parties expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of New York and of the United States of America; provided that consent by the Parties to jurisdiction and service contained in this Section 7.10 is solely for the purpose referred to in this Section 7.10 and shall not be deemed to be a general submission to said courts or in the State of New York other than for such purpose.

Section 7.11 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Stock Repurchase Agreement to be duly executed and delivered as of the date first above written.

Taboola.com Ltd.

By:	/s/ Stephen Walker
Name: Stephen Walker
Title: Chief Financial Officer

Taboola.com Ltd.

By:	/s/ Blythe Holden
Name: Blythe Holden
Title: General Counsel

College Top Holdings, Inc.

By:	/s/ Monica Mijaleski
Name: Monica Mijaleski
Title: Chief Financial Officer and Treasurer